Exhibit 10.30

ADDENDUM TO MANAGEMENT CONSULTING AGREEMENT

This addendum is an amendment to, and is made part of, the MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) dated December 31, 2015 between Merchants Bancshares, Inc. (the “Company”) and CFO Consulting Partners LLC (the “Consultant”).

WHEREAS, the Company desires the Consultant to provide revised consulting services described herein, and the Consultant is willing to provide such services as an independent contractor and not as an employee, partner, or joint venture.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Compensation.  As described in 4.2 of the Agreement, following an initial period of four (4) weeks Consultant shall be compensated on a monthly rate basis as mutually agreed upon by the parties.  Effective February 1, 2016 Consultant shall be paid a monthly rate of $30,000 for 120 service hours.  Services performed in excess of 120 hours per month will be paid at Consultant’s hourly rate of $325.  Any amount paid in excess of $30,000 for 120 monthly services hours performed since February 1, 2015 will be credited back to the Company by Consultant.

2.

Duties; Consultant’s Support Personnel.  During the Consulting Period Consultant shall provide the services set forth on Exhibit A of the Agreement as revised herein.  The delivery of services shall take place on-site at the Company’s corporate office as considered reasonably necessary to the fulfillment of the various tasks assigned to Consultant.  The 120 hours are to be scheduled in advance either Monday through Wednesday or Tuesday through Thursday of each week.

3.

The Services.  The Agreement provides that Consultant shall cause such Services to be provided through Eric A. Segal personally as described in Exhibit A of the “Scope of Services” herein expanded to include the following:

a.	annual meeting preparation;
b.	establish timely and accurate monthly close;
c.	integrate new board members;
d.	develop and implement budget reconciliation management reporting procedures;
e.	develop and implement correct GL mapping;
f.	develop and implement NUVO accounting and financial reporting plans;
g.	monitor and manage treasury and cash flow; and
h.	complete and deliver annual employee evaluations of direct reports.

Consultant and Company agree that this expanded scope of services is not exhaustive and is subject to change at the discretion of the Company with advance discussion and agreement by both parties.

All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Addendum to the Agreement.

MERCHANTS BANCSHARES, INC.		CFO CONSULTING PARTNERS LLC

By:	/s/ Geoffrey R. Hesslink	By:	/s/ Eric A. Segal
Name:	Geoffrey R. Hesslink	Name:	Eric A. Segal
Title:	President and CEO	Title:	Managing Director

Date:	April 8, 2016	Date:	April 10, 2016